As filed with the Securities and Exchange Commission on December 24, 1996

                                     Registration No. 333-12009



                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM N-14




REGISTRATION STATEMENT UNDER THE SECURITIES
          ACT OF 1933                               / X /


        PRE-EFFECTIVE AMENDMENT NO.                /   /



        POST-EFFECTIVE AMENDMENT NO. 1             / X /




                        OPPENHEIMER INTEGRITY FUNDS
            (Exact Name of Registrant as Specified in Charter)


           3410 South Galena Street, Denver, Colorado 80231-5099
                 (Address of Principal Executive Offices)


                               212-323-0200
                      (Registrant's Telephone Number)


                          Andrew J. Donohue, Esq.
                Executive Vice President & General Counsel
                          OppenheimerFunds, Inc.
           Two World Trade Center, New York, New York 10048-0203
                              (212) 323-0256
                  (Name and Address of Agent for Service)


No filing fee is due because the Registrant has previously registered an indefinite number of shares under Rule 24f-2; a Rule 24f-2 notice for the year ended December 31, 1995 was filed on February 28, 1996.

Pursuant to Rule 429, this Registration Statement relates to shares previously registered by the Registrant on Form N-1A (Reg. No. 2-
76547; 811-3420).

                    CONTENTS OF REGISTRATION STATEMENT



This Registration Statement contains the following pages and documents:

                                Front Cover
                               Contents Page
                           Cross-Reference Sheet


                                  Part A

      Proxy Statement for Jefferson-Pilot Investment Grade Bond Fund,
Inc.
                                    and
                   Prospectus for Oppenheimer Bond Fund


                                  Part B

                    Statement of Additional Information


                                  Part C

                             Other Information
                                Signatures
                                 Exhibits

                                 FORM N-14
                        OPPENHEIMER INTEGRITY FUNDS
                           Cross Reference Sheet

Part A of
Form N-14
Item No.  Proxy Statement and Prospectus Heading and/or Title of
Document
--------- ---------------------------------------------------------
------
1    (a)  Cross Reference Sheet
     (b)  Front Cover Page
     (c)  *
2    (a)  *
     (b)  Table of Contents
3    (a)  Comparative Fee Tables
     (b)  Synopsis
     (c)  Principal Risk Factors
4    (a)  Synopsis; Approval or Disapproval of the Reorganization;
          Comparison between Bond Fund and JP Fund; Miscellaneous
     (b)  Approval of the Reorganization - Capitalization Table
5    (a)  Registrant's Prospectus; Comparison Between Bond Fund and
          JP Fund
     (b)  *
     (c)  *
     (d)  *
     (e)  Miscellaneous
     (f)  Miscellaneous
6    (a)  Prospectus of Jefferson-Pilot Investment Grade Bond Fund,
          Inc.; Annual Report of Jefferson-Pilot Investment Grade Bond Fund, Inc.,; Comparison Between Bond Fund and JP Fund
     (b)  Miscellaneous
     (c)  *
     (d)  *
7    (a)  Synopsis; Information Concerning the Meeting
     (b)  *
     (c)  Synopsis; Information Concerning the Meeting
8    (a)  Proxy Statement
     (b)  *
9         *

Part B of
Form N-14
Item No.  Statement of Additional Information Heading
--------- -------------------------------------------
10        Cover Page
11        Table of Contents
12   (a)  Registrant's Statement of Additional Information
     (b)  *
     (c)  *
13   (a)  Statement of Additional Information about Jefferson-Pilot
               Investment Grade Bond Fund, Inc.
     (b)  *
     (c)  *
14        Registrant's Statement of Additional Information;
          Statement of Additional Information about Jefferson-Pilot Investment Grade Bond Fund, Inc.; Annual Report of Jefferson-Pilot Investment Grade Bond Fund at 12/31/95; Semi-Annual Report of Jefferson-Pilot Investment Grade Bond Fund, Inc. at 6/30/96; Registrant's Annual Report at 12/31/95; Registrant's Semi-Annual Report at 6/30/96

Part C of
Form N-14
Item No.  Other Information Heading
--------- -------------------------
15        Indemnification
16        Exhibits
17        Undertakings

_______________
* Not Applicable or negative answer

INCOR                     PORATION BY REFERENCE

The following documents are hereby incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of Oppenheimer Integrity Funds:

Part A:   Proxy Statement for Jefferson-Pilot Investment Grade Bond
Fund, Inc. and Prospectus for Oppenheimer Bond Fund - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Integrity Funds dated 9/13/96.

     -  Prospectus of Oppenheimer Bond Fund dated April 1, 1996 -
Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Integrity Funds dated 9/13/96.

Part B:   Statement of Additional Information of Oppenheimer
Integrity Funds dated April 1, 1996 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer
Integrity Funds dated 9/13/96.

                        OPPENHEIMER INTEGRITY FUNDS

                                 FORM N-14

                                  PART C

                             OTHER INFORMATION

Item 15.  Indemnification

 Reference is made to Article IV of Registrant's Declaration of Trust filed as Exhibit 24(b)(1) to Registrant's Registration
Statement and incorporated herein by reference.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.    Exhibits

 (1)  Amended and Restated Declaration of Trust dated June 26,
1995: Filed with Registrant's Post-Effective Amendment No. 25,
7/10/95, and incorporated herein by reference.

 (2)  Registrant's By-Laws dated 6/25/91: Filed with
Registrant's Post-Effective Amendment No. 16, 5/1/92, and refiled pursuant to Item 102 of Regulation S-T with Registrant's Post-
Effective Amendment No. 23, 4/28/95, and incorporated herein by reference.

 (3)   Not applicable.

 (4)   Agreement and Plan of Reorganization:  See Exhibit A to
Part A of this Registration Statement.

 (5)   (i)    Specimen Class A Share Certificate for
Oppenheimer Bond Fund: Filed with Registrant's Post-Effective
Amendment No. 28, 10/2/95, and incorporated herein by reference.

       (ii)   Specimen Class B Share Certificate for
Oppenheimer Bond Fund: Filed with Registrant's Post-Effective
Amendment No. 28, 10/2/95, and incorporated herein by reference.

       (iii)  Specimen Class C Share Certificate for
Oppenheimer Bond Fund: Filed with Registrant's Post-Effective
Amendment No. 28, 10/2/95, and incorporated herein by reference.

 (6)   Investment Advisory Agreement dated 7/10/95 for
Oppenheimer Bond Fund: Filed as Exhibit 5(i) of Registrant's Post-Effective Amendment No. 25, 7/10/95, and incorporated herein by reference.

 (7)   (i)    General Distributor's Agreement dated 10/13/92:
Filed with Registrant's Post-Effective Amendment No. 17, 2/26/93, and refiled pursuant to Item 102 of Regulation S-T with Registrant's Post-Effective Amendment No. 23, 4/28/95, and incorporated herein by reference.

       (ii)   Form of Oppenheimer Funds Distributor, Inc.
Dealer Agreement: Filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

       (iii)  Form of Oppenheimer Funds Distributor, Inc.
Broker Agreement: Filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

       (iv)   Form of Oppenheimer Funds Distributor, Inc.
Agency Agreement: Filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer Main Street Funds, Inc.
(Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

       (v) Broker Agreement between Oppenheimer Funds Distributor, Inc. and Newbridge Securities, Inc. dated 10/1/86:
Filed with Post-Effective Amendment No. 25 to the Registration Statement of Oppenheimer Growth Fund (Reg. No. 2-45272), 11/1/86, and refiled with Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer Growth Fund (Reg. No. 2-45272), 8/22/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (8)   Not applicable.

 (9) Custody Agreement dated 11/12/92, between the Registrant and The Bank of New York: Filed with Registrant's Post-Effective
Amendment No. 17, 2/26/93, and refiled with Post-Effective
Amendment No. 23, 4/28/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (10) (i) Service Plan and Agreement under Rule 12b-1 of the Investment Company Act of 1940 for Class A shares of Oppenheimer Investment Grade Bond Fund dated 6/22/93: Filed with Registrant's Post-Effective Amendment No. 19, 3/1/94, and incorporated herein by reference.

       (ii)   Distribution and Service Plan and Agreement under
Rule 12b-1 of the Investment Company Act of 1940 for Class B shares of Oppenheimer Investment Grade Bond Fund dated 7/10/95: Filed with Registrant's Post-Effective Amendment No. 25, 7/10/95, and incorporated herein by reference.

       (iii) Distribution and Service Plan and Agreement under Rule 12b-1 of the Investment Company Act of 1940 for Class C shares of Oppenheimer Bond Fund dated 7/10/95: Filed with Registrant's Post-Effective Amendment No. 25, 7/10/95, and incorporated herein by reference.

 (11)  Opinion and Consent of Counsel : Filed with Amendment
No. 2 on Form S-4 to the Registration Statement of Registrant's predecessor, 12/19/72, and incorporated herein by reference.

 (12) Tax Opinion Relating to the Reorganization: Filed herewith.

 (13)  Not applicable.

 (14)  (i)    Consent of Deloitte & Touche LLP:  Previously
              filed with Registrant's Registration Statement on Form N-14, 9/13/96, and incorporated herein by reference.
       (ii)   Consent of McGladrey & Pullen LLP: Previously
              filed with Registrant's Registration Statement on Form N-14, 9/13/96, and incorporated herein by reference.

 (15)  Not applicable.

 (16) Powers of Attorney and Certified Board Resolution: Power of Attorney for Sam Freedman filed herewith; Powers of Attorney for all other Trustees and Certified Board Resolution Previously filed with Registrant's Post-Effective Amendment No. 19, 3/1/94, and incorporated herein by reference.

 (17)  (i)    Declaration of Registrant under Rule 24f-2:
              Previously filed with Registrant's Registration
              Statement on Form N-14, 9/13/96, and
              incorporated herein by reference.

       (ii)   Financial Data Schedules: Previously filed with
                         Registrant's Registration Statement on Form
              N-14, 9/13/96, and incorporated herein by reference.

Item 17.      Undertakings

 (1)   Not applicable.

 (2)   Not applicable.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 20th day of December, 1996.


       OPPENHEIMER INTEGRITY FUNDS

                         By: /s/ Bridget A. Macaskill
                         ----------------------------------
                         Bridget A. Macaskill, President

As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures                          Title                 Date


/s/ James C. Swain*                Chairman of the
------------------                  Board of Trustees   December
20, 1996
James C. Swain

/s/ George C. Bowen*                Chief Financial
-------------------                 and Accounting      December
20, 1996
George C. Bowen                     Officer and
                                Treasurer

/s/ Bridget A. Macaskill*       President
-----------------------             (Principal
Bridget A. Macaskill            Executive Officer) December 20,
1996
/s/ Robert G. Avis*                 Trustee             December
20, 1996
------------------
Robert G. Avis

/s/ William A. Baker*               Trustee             December
20, 1996
--------------------
William A. Baker

/s/ Charles Conrad, Jr.*            Trustee             December
20, 1996
-----------------------
Charles Conrad, Jr.

/s/ Sam Freedman*               Trustee             December
20, 1996
-----------------------
Sam Freedman


/s/ Raymond J. Kalinowski*          Trustee             December
20, 1996
-------------------------
Raymond J. Kalinowski

/s/ C. Howard Kast*                 Trustee             December
20, 1996
------------------
C. Howard Kast

/s/ Robert M. Kirchner*             Trustee             December
20, 1996
----------------------
Robert M. Kirchner

/s/ Ned M. Steel*                  Trustee              December
20, 1996
----------------
Ned M. Steel


*By: /s/ Robert G. Zack
--------------------------------
Robert G. Zack, Attorney-in-Fact

                        OPPENHEIMER INTEGRITY FUNDS

                               EXHIBIT INDEX



Exhibit  Description
-------  -----------

16(12)   Tax Opinion Relating to the Reorganization



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